Armando C. Ibarra, C.P.A.
Armando Ibarra, Jr., C.P.A.,

Registered with the Public Company Accounting Oversight Board



May 12, 2006

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of May 8, 2006, on the audited consolidated financial statements of Cal-Alta Auto Glass, Inc. as of March 31, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours

/s/ Armando C. Ibarra
----------------------------
ARMANDO C. IBARRA, C.P.A.